Exhibit 99.1

China Valves Technology, Inc.
Jianbao Wang, CEO
Tel: +86-371-8600-9777
E-mail: ir@cvalve.com
http://www.cvalve.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Receives Nasdaq Non-Compliance Letter

ZHENGZHOU, CHINA, August 20, 2012,– China Valves Technology, Inc. (NASDAQ: CVVT) (“China Valves” or the “Company”), a leading Chinese metal valve manufacturer, today announced that the Company received a letter from The Nasdaq Stock Market ("NASDAQ") notifying the Company of its failure to file the quarterly report on Form 10-Q for the period ended June 30, 2012 (the “Filing”) as required by NASDAQ Listing Rule 5250(c)(1) for continued listing. The letter was issued in accordance with NASDAQ Listing Rule 5815(a). The letter stated that the Company has until September 13, 2012 to provide NASDAQ with a plan to regain compliance with NASDAQ’s filing requirements. Based on the plan, NASDAQ can grant an extension of up to 180 calendar days from the due date of the Filing to regain compliance. If NASDAQ does not accept the Company’s plan, the Company will have the opportunity to appeal the decision to a NASDAQ Hearings Panel.

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co., Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., China Valve Technology (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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